Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Second Quarter 2021 Financial Results

                                   Strong Demand Drives Record Quarterly Performance

      Gogo Raises Full Year 2021 Revenue, Adjusted EBITDA and Free Cash Flow Guidance

CHICAGO – August 5, 2021 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended June 30, 2021.

Q2 2021 Highlights

•	Total revenue of $82.4 million, an increase of 16% compared to Q2 2019, 51% compared to Q2 2020 and 12% compared to Q1 2021, fueled by strong growth in both service and equipment revenue.
•	Record service revenue of $64.8 million increased more than 18% compared to Q2 2019, 47% compared to Q2 2020 and 9% compared to Q1 2021.
•	Equipment revenue of $17.6 million increased 7% compared to Q2 2019, 66% compared to Q2 2020 and 21% compared to Q1 2021.
•

Net loss from continuing operations of $66.4 million compared to a net loss from continuing operations of $14.2 million in Q2 2020, primarily due to a $79.6 million loss on extinguishment of debt (recognized in connection with the Company’s comprehensive refinancing) and settlement of convertible notes. Earnings per share for Q2 2021 was $(0.63), of which $(0.73) related to the loss on extinguishment of debt and settlement of convertible notes.

•	Record Adjusted EBITDA(1) of $36.7 million increased 70% compared to Q2 2020 and 8% compared to Q1 2021.
•	Total ATG aircraft online (“AOL”) reached 6,036, an increase of 12% compared to Q2 2020 and 2.4% compared to Q1 2021.
•

Average monthly service revenue per ATG aircraft online (“ARPU”) of $3,296, which includes a $1.8 million recognition of deferred revenue related to a customer contract. Excluding this recognition, ARPU was $3,195, an increase of 24% compared to Q2 2020 and 4% compared to Q1 2021.

•	Total AVANCE units online grew to 2,067, an increase of 51% compared to Q2 2020. AVANCE units comprised more than 34% of total AOL as of June 30, 2021, up from 25% as of June 30, 2020.
•

Total cash and cash equivalents totaled $109.2 million on June 30, 2021. Free cash flow[1] for the six months ending June 30, 2021 was $7.8 million compared to an outflow of $6.3 million in the prior year period.

“Accelerating business aviation demand and our industry-leading AVANCE platform drove Gogo’s record results,” said Oakleigh Thorne, Chairman and CEO of Gogo. “We’ll further enhance the performance of AVANCE when we launch the Gogo 5G network in 2022.”

“Our increased guidance reflects Gogo’s record equipment backlog and growing AVANCE penetration,” said Barry Rowan, Gogo’s Executive Vice President and CFO.  “Gogo is at an exciting inflection point as we expect to achieve sustainable positive net income beginning in the third quarter of 2021.”

Updated 2021 Financial Guidance

•	Total revenue in the range of $325 million to $335 million versus prior guidance of $310 million to $325 million.
•

Adjusted EBITDA of at least $130 million, excluding approximately $3 million of separation and migration costs related to the sale of the CA division, versus prior guidance of $115 million to $125 million.

•	Capital expenditures in the range of $20 million to $25 million, with the majority tied to Gogo 5G, versus prior guidance of $25 million to $30 million.
•	Free cash flow[1] in the range of $25 million to $35 million, including cash interest payments of approximately $71 million, versus prior guidance of $10 million to $20 million.

(1)	See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its second quarter conference call on August 5, 2021 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company's website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number: 2472347

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2021 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to attract and retain customers and generate revenue from the provision of our connectivity and entertainment services; our reliance on our key OEMs and dealers for equipment sales; our ability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price and performance; the impact of the COVID-19 pandemic and the measures implemented to combat it; our ability to evaluate or pursue strategic opportunities; our reliance on third parties for equipment and services; our ability to recruit, train and retain highly skilled employees; the achievement of the anticipated benefits of the sale of the CA business or our ability to operate as a standalone business; the impact of adverse economic conditions; our ability to develop and deploy Gogo 5G; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the availability of additional ATG spectrum in the United States or internationally; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; the impact of government regulation of the internet; our possession and use of personal information; the extent of expenses or liabilities resulting from litigation; our ability to protect our intellectual property; our substantial indebtedness, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; the utilization of our tax losses; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission (“SEC”) on March 11, 2021 and our quarterly reports on Form 10-Q as filed with the SEC on May 6, 2021 and August 5, 2021.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of June 30, 2021, Gogo reported 2,067 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 6,036 aircraft flying with its ATG systems onboard, and 4,587 aircraft with satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
Revenue:
Service revenue	$64,767	$44,033	$124,122	$101,759
Equipment revenue	17,608	10,599	32,122	23,800
Total revenue	82,375	54,632	156,244	125,559

Operating expenses:
Cost of service revenue	15,177	10,167	29,272	21,174
Cost of equipment revenue	10,932	6,982	19,214	15,493
Engineering, design and development	6,541	5,498	12,034	12,855
Sales and marketing	4,826	2,516	8,555	6,966
General and administrative	11,746	9,133	22,119	23,839
Depreciation and amortization	3,547	3,218	7,664	6,797
Total operating expenses	52,769	37,514	98,858	87,124
Operating income	29,606	17,118	57,386	38,435

Other (income) expense:
Interest income	(54)	(75)	(111)	(653)
Interest expense	16,340	31,253	45,634	62,396
Loss on extinguishment of debt and settlement of convertible notes	79,564	-	83,961	-
Other (income) expense	(127)	1	(132)	-
Total other expense	95,723	31,179	129,352	61,743

Loss from continuing operations before income taxes	(66,117)	(14,061)	(71,966)	(23,308)
Income tax provision	277	140	312	281
Net loss from continuing operations	(66,394)	(14,201)	(72,278)	(23,589)
Net loss from discontinued operations, net of tax	(2,854)	(71,778)	(4,655)	(147,168)
Net loss	$(69,248)	$(85,979)	$(76,933)	$(170,757)

Net loss attributable to common stock per share – basic and diluted:
Net loss from continuing operations	$(0.61)	$(0.17)	$(0.74)	$(0.29)
Net loss from discontinued operations	(0.02)	(0.88)	(0.05)	(1.81)
Net loss	$(0.63)	$(1.05)	$(0.79)	$(2.10)

Weighted average number of shares—basic and diluted	109,060	81,757	96,884	81,482

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$109,174	$435,345
Accounts receivable, net of allowances of $753 and $1,044, respectively	39,999	39,833
Inventories	27,422	28,114
Prepaid expenses and other current assets	11,802	8,934
Total current assets	188,397	512,226
Non-current assets:
Property and equipment, net	59,207	63,493
Intangible assets, net	49,453	52,693
Operating lease right-of-use assets	31,150	33,690
Other non-current assets, net of allowances of $397 and $375, respectively	23,829	11,486
Total non-current assets	163,639	161,362
Total assets	$352,036	$673,588
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$14,725	$11,013
Accrued liabilities	61,843	83,009
Deferred revenue	2,474	3,113
Current portion of long-term debt	109,080	341,000
Total current liabilities	188,122	438,135
Non-current liabilities:
Long-term debt	697,035	827,968
Non-current operating lease liabilities	34,589	38,018
Other non-current liabilities	9,572	10,581
Total non-current liabilities	741,196	876,567
Total liabilities	929,318	1,314,702
Stockholders’ deficit
Common stock	11	9
Additional paid-in capital	1,234,111	1,088,590
Accumulated other comprehensive loss	(1,305)	(1,013)
Treasury stock, at cost	(128,803)	(98,857)
Accumulated deficit	(1,681,296)	(1,629,843)
Total stockholders’ deficit	(577,282)	(641,114)
Total liabilities and stockholders’ deficit	$352,036	$673,588

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months
	Ended June 30,
	2021	2020
Operating activities from continuing operations:
Net loss	$(72,278)	$(23,589)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	7,664	6,797
(Gain) Loss on asset disposals, abandonments and write-downs	(2)	74
Provision for expected credit losses	(15)	852
Deferred income taxes	90	89
Stock-based compensation expense	4,741	3,603
Amortization of deferred financing costs	2,781	2,872
Accretion and amortization of debt discount and premium	188	6,762
Losses on extinguishment of debt and settlement of convertible notes	83,961	-
Changes in operating assets and liabilities:
Accounts receivable	871	12,848
Inventories	692	(2,287)
Prepaid expenses and other current assets	(2,238)	(1,015)
Contract assets	(3,314)	(5,252)
Accounts payable	3,349	4,132
Accrued liabilities	(6,483)	(7,935)
Deferred revenue	(632)	271
Accrued interest	(8,576)	(5)
Other non-current assets and liabilities	(1,198)	600
Net cash provided by (used in) operating activities from continuing operations	9,601	(1,183)

Investing activities from continuing operations:
Purchases of property and equipment	(1,284)	(258)
Acquisition of intangible assets—capitalized software	(542)	(4,812)
Purchase of interest rate cap	(8,629)	-
Net cash used in investing activities from continuing operations	(10,455)	(5,070)

Financing activities from continuing operations:
Proceeds from credit facility draw	-	22,000
Repayments of amounts drawn from credit facility	-	(5,000)
Repurchase of convertible notes	-	(2,498)
Redemption of senior secured notes	(1,023,146)	-
Proceeds from term loan, net of discount	721,375	-
Payment of debt issuance costs	(20,251)	-
Payments on financing leases	(154)	-
Stock-based compensation activity	(2,752)	(262)
Net cash provided by (used in) financing activities from continuing operations	(324,928)	14,240
Cash flows from discontinued operations:
Cash used in operating activities	(800)	(7,373)
Cash used in investing activities	-	(15,942)
Cash used in financing activities	-	(310)
Net cash used in discontinued operations	(800)	(23,625)

Effect of exchange rate changes on cash	(89)	(90)

Decrease in cash, cash equivalents and restricted cash	(326,671)	(15,728)
Cash, cash equivalents and restricted cash at beginning of period	435,870	177,675
Cash, cash equivalents and restricted cash at end of period	$109,199	$161,947

Cash, cash equivalents and restricted cash at end of period	$109,199	$161,947
Less: current restricted cash	25	560
Less: non-current restricted cash	-	5,101
Cash and cash equivalents at end of period	$109,174	$156,286

Supplemental Cash Flow Information:
Cash paid for interest	$51,259	$53,080

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
Aircraft online (at period end)
ATG	6,036	5,399	6,036	5,399
Satellite	4,587	4,704	4,587	4,704
Average monthly service revenue per aircraft online
ATG	$3,296	$2,570	$3,192	$2,867
Satellite	249	185	244	205
Units Sold
ATG	182	100	317	225
Satellite	67	67	147	123
Average equipment revenue per unit sold (in thousands)
ATG	$76	$69	$77	$73
Satellite	42	53	44	56

•

ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.
•

Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of ATG or satellite units for which we recognized revenue during the period.
•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months		% Change	For the Six Months		% Change
	Ended June 30,		2021 over	Ended June 30 30,		2021 over
	2021	2020	2020	2021	2020	2020
Service revenue	$64,767	$44,033	47.1%	$124,122	$101,759	22.0%
Equipment revenue	17,608	10,599	66.1%	32,122	23,800	35.0%
Total revenue	$82,375	$54,632	50.8%	$156,244	$125,559	24.4%

	For the Three Months		% Change	For the Six Months		% Change
	Ended June 30,		2021 over	Ended June 30,		2021 over
	2021	2020	2020	2021	2020	2020
Cost of service revenue (1)	$15,177	$10,167	49.3%	$29,272	$21,174	38.2%
Cost of equipment revenue (1)	$10,932	$6,982	56.6%	$19,214	$15,493	24.0%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(69,248)	$(85,979)	$(76,933)	$(170,757)
Interest expense	16,340	31,253	45,634	62,396
Interest income	(54)	(75)	(111)	(653)
Income tax provision	277	140	312	281
Depreciation and amortization	3,547	3,218	7,664	6,797
EBITDA	(49,138)	(51,443)	(23,434)	(101,936)
Stock-based compensation expense	2,892	1,281	4,741	3,603
Loss from discontinued operations	2,854	71,778	4,655	147,168
Loss on extinguishment of debt and settlement of convertible notes	79,564	-	83,961	-
Separation costs related to CA sale	575	-	720	-
Adjusted EBITDA	$36,747	$21,616	$70,643	$48,835

Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (1)	$(14,973)	$(25,073)	$9,601	$(1,183)
Consolidated capital expenditures (1)	(1,124)	(4,194)	(1,826)	(5,070)
Free cash flow	$(16,097)	$(29,267)	$7,775	$(6,253)

(1) See unaudited condensed consolidated statement of cash flows

For the Three Months Ended
March 31,
2021
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(7,685)
Interest expense	29,294
Interest income	(57)
Income tax provision	35
Depreciation and amortization	4,117
EBITDA	25,704
Stock-based compensation expense	1,849
Loss from discontinued operations	1,801
Loss on settlement of convertible notes	4,397
Separation costs related to CA sale	145
Adjusted EBITDA	$33,896

Gogo Inc. and Subsidiaries
Reconciliation of Estimated Full-Year GAAP Net Cash
Provided by Operating Activities to Non-GAAP Measures
(in millions, unaudited)
	FY 2021
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$50	to	$55
Consolidated capital expenditures	(25)	to	(20)
Free cash flow	$25	to	$35

Definition of Non-GAAP Measures

EBITDA represents net loss attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense included in the results of continuing operations, (ii) the results of discontinued operations, including stock-based compensation expense, (iii) loss on extinguishment of debt and settlement of convertible notes and (iv) separation costs related to the sale of CA. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations from Adjusted EBITDA because they are not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt and settlement of convertible notes from Adjusted EBITDA because of the infrequently occurring nature of these activities.

We believe it is useful for an understanding of our operating performance to exclude separation costs related to the sale of CA from Adjusted EBITDA because of the non-recurring nature of these activities.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity.